Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 5, 2003 relating to the financial statements and financial statement schedule of ArthroCare Corporation, which appears in ArthroCare Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002.

/s/ PRICEWATERHOUSECOOPERS LLP

San Jose, California

June 20, 2003